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EXECUTION COPY

Exhibit 4.2

        This Senior Secured Promissory Note (this "Note") shall not be sold, offered for sale, pledged, or hypothecated except as permitted herein. Any attempted transfer of this Note in violation of such terms shall be null and void and of no effect. This Note has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold unless (i) a registration statement under the Securities Act is in effect therefor or the Borrower has received an opinion of counsel to the effect that registration is not required under the Securities Act in connection with such sale or (ii) it is sold in accordance with Rule 144 promulgated under the Securities Act.

GLOW MERGER CORPORATION

SENIOR SECURED PROMISSORY NOTE

$15,000,000.00	December 30, 2005

        FOR VALUE RECEIVED, the undersigned, GLOW MERGER CORPORATION, a Delaware corporation (prior to and after the merger (the "Merger") of Glow Merger Corporation with and into GT Equipment Technologies, Inc., a Delaware corporation, the "Borrower"), promises to pay to the order of OCM/GFI Power Opportunities Fund II, L.P., a Delaware limited liability company, and OCM/GFI Power Opportunities Fund II (Cayman), L.P., an entity organized under the laws of the Cayman Islands (together, the "Lender"), or their respective assigns and successors, the aggregate principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00), together with accrued and unpaid interest thereon and any other amount owed pursuant to the terms of this Note from the date hereof as provided herein.

        1.    Payment of Principal.

          1.1    Payment on the Maturity Date.    The Borrower shall pay the Lenders on the Maturity Date or other as set forth herein, in full in cash their respective Pro Rata Share of all or any portion of the aggregate unpaid principal amount of the indebtedness evidenced by this Note then outstanding, together with all accrued but unpaid interest thereon and any other amount owed hereunder.

          1.2    Optional Prepayments.    The Borrower may at any time and from time to time prepay the principal indebtedness evidenced by this Note, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Lenders at least one business day prior thereto, which notice shall specify the date and amount of prepayment.

          1.3    Exchange.    In the event that Borrower fails to pay all or any portion of the amount owed to the Lenders hereunder on or before the Maturity Date, each Lender shall have the option, at its sole discretion, to exchange all or any portion of the amount owed by Borrower to such Lender hereunder into Class A Shares of Parent as set forth in the Exchange Agreement dated as of the date hereof, by and among Parent, Borrower and Lenders.

        2.    Payment of Interest.

          2.1    Interest Rate.    Except as expressly provided in Section 3.2(a) hereof, this Note shall bear interest daily at the Applicable Interest Rate, compounding, if then unpaid, on the first day of each calendar month commencing on February 1, 2006, on the principal indebtedness evidenced by this Note outstanding from the date of this Note until the Maturity Date or the date upon which the principal indebtedness evidenced by this Note otherwise becomes due and payable (whether by demand or otherwise). Interest shall be calculated on the basis of three hundred sixty (360) day year for the actual number of days elapsed in the period during which it accrues.

          2.2    Payment of Interest.    The Borrower shall pay each Lender's Pro Rata Share of all accrued interest in cash to such Lender on the first day of each calendar month, commencing February 1, 2006. Interest shall accrue on any principal payment due under this Note and, to the extent permitted by applicable law, on any interest or other amount which has not been paid on the date on which it is due and payable at the same rate at which interest is then accruing on the principal amount of this Note, until such time as payment therefor is actually delivered to the Lenders. Any accrued interest and other amount which for any reason has not theretofore been paid shall be paid in full on or before the date on which the final principal payment on this Note is made.

          2.3    Payments Generally.    All payments by the Borrower hereunder shall be made in same day funds and delivered to the Lenders by wire transfer to such accounts as the Lenders may from time to time designate.

        3.    Default.

          3.1    Definition.    For purposes of this Note, an Event of Default shall be deemed to have occurred if any one of the following events shall have occurred:

            (a)   the Borrower fails to pay when due and payable (whether at the Maturity Date or otherwise) (i) the full amount of any principal payment on the Note, or (ii) the full amount of interest or any other sum then accrued on or pursuant to the Note, and such failure to pay interest or such other sum is not cured within five days after the occurrence thereof;

            (b)   an event of default has occurred and is continuing under any other debt instrument of Borrower evidencing debt and such event of default results in the right of the other party to such debt instrument to accelerate such debt;

            (c)   the Borrower or Parent or Subsidiary (collectively, the "Loan Parties" and each individually a "Loan Party") shall fail or neglect to perform, keep or observe any covenant or provision contained herein or in the Guaranty, respectively, on the date that any Loan Party is required to perform, keep or observe such covenant or provision and continuance of such failure for 15 days;

            (d)   (i) any Collateral Document or any provision thereof shall cease to be in full force and effect, or shall cease to give the Lenders the Liens, rights, powers and privileges purported to be created thereby in favor of the Lenders, or any Loan Party or any Person acting on behalf of any Loan Party shall deny or disaffirm any Loan Party's obligations under any Collateral Document, or (ii) any Loan Party shall breach or default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to any such Collateral Document and such default shall continue beyond any cure or grace period specifically applicable thereto pursuant to the terms of such Collateral Document, or (iii) any Liens granted in any of the Collateral in favor of the Lender shall be determined to be void, voidable, invalid or unperfected, are subordinated or not given the priority contemplated by the Collateral Documents, or (iv) any involuntary Lien shall attach to any asset or property of any Loan Party or the Collateral which is not discharged within sixty (60) days after such attachment or within thirty (30) days after notice from the Lenders, whichever occurs first;

            (e)   any Loan Party makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating any Loan Party bankrupt or insolvent; or any order for relief with respect to any Loan Party is entered under the Federal Bankruptcy Code; or any Loan Party petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of any Loan Party or of any substantial part of the assets of any Loan Party, or commences any proceeding relating to any Loan Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against any Loan Party and either (a) any Loan Party, as applicable, by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days; or

            (f)    this Note or the Guaranty shall cease to be in full force and effect or declared to be null and void by a court of competent jurisdiction.

          3.2    Consequences of Events of Default.

            (a)   If any Event of Default has occurred, the Applicable Interest Rate shall increase by an increment of two percentage points or, if less, to the maximum amount permitted by law. Any increase of the Applicable Interest Rate resulting from the operation of this Section 3.2(a) shall terminate as of the close of business on the date upon which no Events of Default exist.

            (b)   If any Event of Default of the type described in Section 3.1(e) has occurred, the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any further action on the part of the Lenders, and the Borrower shall immediately pay to the Lenders all amounts due and payable with respect to this Note.

            (c)   If any Event of Default under Section 3.1 (other than of the type described in Section 3.1(e) has occurred, the Lenders may declare all or any portion of the outstanding principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of this Note.

            (d)   The Lenders shall also have any other rights which such holder may have been afforded under any contract or agreement with the Borrower at any time and any other rights which such holder may have pursuant to applicable law.

        4.    Waiver of Presentment and Notice.    The Borrower hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the Lenders may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Borrower hereunder.

        5.    Representations, Warranties and Agreements.    As a material inducement to the Lenders to provide the indebtedness evidenced by this Note, each Loan Party hereby represents and warrants that:

          5.1   Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business as a foreign organization in every jurisdiction where the failure to so qualify could be reasonably expected to have a Material Adverse Effect. Each Loan Party possesses all requisite power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to execute, deliver and perform its obligations under this Note.

          5.2   This Note, the Guaranty and any document or other agreement related hereto has been duly authorized, executed, and delivered by the Loan Party thereto and does not conflict with, violate or result in a breach of or require any consent that has not been obtained as of the date hereof under (i) any applicable law, rule or regulation the violation of which could be reasonably expected to have a Material Adverse Effect, (ii) any of the terms of its organizational documents, or (iii) any material agreement or instrument to which any Loan Party is a party or by which any Loan Party is bound.

          5.3   This Note constitutes the legal, valid, and binding obligation of each Loan Party, is in full force and effect and enforceable against each Loan Party in accordance with its terms (subject, in each case, to the effect of bankruptcy or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity)).

          5.4   No Default or Event of Default has occurred and is continuing or will occur upon the funding of the Note hereunder.

        6.    Covenants.    Until the payment and satisfaction in full in cash of all obligations of any Loan Party hereunder (including all accrued but unpaid interest) and the termination of this Note, unless any Loan Parties receive the prior written consent of the Lenders waiving or modifying any of the Loan Party's covenants hereunder in any specific instance, each Loan Party covenants and agrees as follows:

          6.1    Maintenance of Records; Legal Existence.    Each Loan Party shall at all times keep accurate and complete books, records and accounts with respect to all of their respective business activities, in accordance with United States generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A or such other locations as the Borrower shall notify the Lenders in accordance with subsection 6.2(a) hereof. Each Loan Party shall maintain its legal existence in good standing in the jurisdiction in which it is organized and in each other jurisdiction where it is required to register or qualify to do business if the failure to do so in such other jurisdiction could reasonably be expected to have a Material Adverse Effect.

          6.2    Notices.    The Borrower shall:

            (a)    Locations.    Promptly notify the Lenders of the proposed opening of any new place of business or new location of Collateral (as defined herein), the closing of any existing place of business or location of Collateral, any change in the location of any Loan Party's books, records and accounts (or copies thereof), the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which the Borrower has previously advised the Lenders that such Goods will be used.

            (b)    Material Adverse Effect.    Promptly (and in any event within twenty-four hours) notify the Lenders of the occurrence of any Material Adverse Effect.

            (c)    Names and Trade Names.    Promptly (and in any event within twenty-four hours) notify the Lenders with respect to the change of its name, and promptly (and in any event within five days) notify Lenders with respect to the use of any trade name, assumed name, fictitious name or division name not previously disclosed to the Lenders in writing.

            (d)    Additional Information.    Promptly provide to Lenders any and all information that Lenders may reasonably request of the Borrower or any other Loan Party with respect to the business, assets, properties, financial performance and prospects of the Borrower or any other Loan Party.

All of the foregoing notices and information shall be provided by the Borrower to the Lenders in writing.

          6.3    Compliance with Laws and Maintenance of Permits.    Each Loan Party shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would reasonably be expected to have a Material Adverse Effect and each Loan

  Party shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, environmental laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would reasonably be expected to have a Material Adverse Effect.

          6.4    Inspection and Audits.    Each Loan Party shall permit the Lenders to call at its places of business during regular business hours, and, without hindrance or delay, to inspect the Collateral and to inspect and audit their books, records, journals, orders, receipts and any correspondence and other data relating to each Loan Party's business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning each Loan Party's business as the Lenders may consider reasonable under the circumstances.

          6.5    Insurance.    The Borrower shall keep the Collateral properly insured for the full insurable value thereof against loss or damage by such risks as are customarily insured against by Persons engaged in businesses similar to that of the Borrower, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be reasonably satisfactory to the Lenders. Upon any Lender's request, original (or certified) copies of such policies of insurance have been or shall be, within thirty (30) days of the date hereof, delivered to the Lenders, together with evidence of payment of all premiums therefor, and at any Lender's request, shall contain an endorsement, in form and substance reasonably acceptable to the Lenders, showing loss under such insurance policies payable to the Lenders.

          6.6    Collateral.    Each Loan Party shall keep the Collateral in good condition, repair and order, ordinary wear and tear and damage by casualty excepted. Each Loan Party shall, at the request of the Lenders, indicate on its records concerning the Collateral a notation, in form reasonably satisfactory to the Lenders, of the security interest of the Lenders hereunder.

          6.7    Guaranties.    Each Loan Party shall not assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except (i) by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) swap contracts entered into in the ordinary course of business for bona fide hedging purposes and not for purposes of speculation, (iii) contingent obligations existing on the date hereof and disclosed on Schedule 6.7 attached hereto (including extensions and renewals thereof which do not increase the amount of such contingent obligations as of the date of such extension or renewal), (iv) contingent obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (v) contingent obligations arising under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies required hereunder, or arising under customary indemnification provisions contained in leases, licenses and other agreements entered into the ordinary course of business, (vi) contingent obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted hereunder, and (vii) obligations of Borrower with respect to indemnification of its officers and directors.

          6.8    Indebtedness.    No Loan Party shall create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the indebtedness evidenced hereby; provided that each of Borrower and Subsidiary may (i) incur unsecured indebtedness to trade creditors in the ordinary course of business; (ii) incur purchase money indebtedness or capitalized lease obligations in the ordinary course of business in an aggregate principal amount not to exceed $250,000 at any one time outstanding or such higher amount as may be agreed to by Lenders from time to time hereafter; (iii) incur indebtedness listed on Schedule 6.9 attached hereto, (iv) incur indebtedness not otherwise permitted hereunder in an amount not to exceed $250,000, in the aggregate, and (v) renewals and replacements of any of the foregoing in each case to the extent that such renewal or replacement does not increase the aggregate outstanding principal amount thereof and is on terms no more onerous in any material respect to the Borrower or Subsidiary as applicable in respect thereof; provided that the endorsement of items for deposit or collection received in the ordinary course of business and accrued expenses incurred in the ordinary course of business shall not be deemed to be "indebtedness" hereunder.

          6.9    Bank Accounts.    Each Loan Party shall not establish any new bank accounts without prior written notice to the Lenders.

          6.10    Subsidiaries.    Each Loan Party shall not establish, create or acquire any new subsidiary or enter into any joint ventures or partnerships with any other Person.

          6.11    Fundamental Changes, Line of Business.    Each Loan Party shall not amend its organizational documents or change its fiscal year or enter into a new line of business materially different from the Loan Parties' current business.

        7.    Liens.    Each Loan Party agrees that it will not create, incur, assume or suffer to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, except for (i) Liens securing the indebtedness evidenced hereby, (ii) Liens securing the TICC Indebtedness, (iii) Liens for taxes, assessments or other governmental charges not at the time delinquent or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves, (iv) Liens arising in the ordinary course of business (such as Liens of carriers, landlords, warehousemen, mechanics and materialmen and other similar Liens imposed by law), (v) Liens in existence on the date hereof, (vi) Liens arising from precautionary UCC financing statement filings regarding operating leases, (vii) licenses of intellectual property in the ordinary course of business, (viii) Liens (other than any Lien imposed by ERISA, and other than any Lien securing an obligation for the payment of borrowed money or for the deferred purchase price of property or services) incurred or deposits made in the ordinary course of business in connection with obligations not due or delinquent with respect to workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations; (ix) attachment or judgment Liens (including judgment or appeal bonds) not exceeding $250,000 in the aggregate at any time outstanding, provided that any such Lien shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay; (x) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto (and, with respect to leasehold interests, Liens and other encumbrances that are incurred, created, assumed or permitted to exist on or with respect to the leased property and arise by, through or under or are asserted by a landlord or owner of the leased property, with or without consent of the lessee) which were not incurred in connection with the borrowing of money and which do not in the aggregate materially detract from the value of the property of the Parent and Borrower or any of their subsidiaries, as the case may be, or impair the use of such property for the purposes for which such property is held by any such Person; (xi) Liens securing purchase money indebtedness incurred in connection with the purchase, acquisition or construction by any Loan Party of real property, improvements thereto, equipment or other fixed assets or intangibles (including software); provided that (a) such security interests secure Indebtedness permitted by Section 6.8(ii).

        8.    Security.

          8.1    Note and Loan Secured.    All property and Liens assigned, pledged or otherwise granted to Lenders by any Loan Party under this Note or under any other Collateral Document shall secure the payment of the principal amount of the indebtedness evidenced by this Note and interest thereon and the other amounts payable by Borrower to the Lenders hereunder. In addition to this Note, Borrower shall cause Parent and Subsidiary to enter into the Guaranty in favor of the Lenders.

          8.2    Grant of Liens.    Each Loan Party hereby assigns, pledges and grants to the Lenders, and agrees that the Lenders shall have a first priority perfected and continuing security interest in, and Lien on, the following property and interests in property of such Loan Party, whether now owned or hereafter acquired or existing, and wherever located (the "Collateral"): (a) all rights, title and interest in and to all of its Accounts, Inventory, Chattel Paper, Documents, Goods, Commercial Tort Claims, Investment Property, Instruments, Securities, General Intangibles, Deposit Accounts, Letter-of-Credit Rights, Supporting Obligations and money (as such capitalized terms are defined in the Uniform Commercial Code in effect from time to time), (b) all returned, rejected or repossessed goods, the sale or lease of which shall have given or shall give rise to an Account or Chattel Paper, (c) all books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to the foregoing and all equipment and general intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records, (d) all other assets and personal property, and (e) all accessions to, substitutions for, and all replacements, cash and non-cash proceeds and products of the foregoing. Each Loan Party further agrees that the Lenders, for the benefit of the Loan Parties, shall have in respect thereof all of the rights and remedies of a secured party under the Uniform Commercial Code as well as those provided in this Note and under applicable Laws.

          8.3    Collateral Disclosure List.    On or after the date hereof, at any Lender's request, the Loan Parties shall deliver to the Lenders a list (the "Collateral Disclosure List") which shall contain such information with respect to the Loan Party's business and property as any Lender may reasonably require. Promptly after demand by any Lender, each Loan Party shall furnish to the Lenders an update of the information contained in the Collateral Disclosure List at any time and from time to time as may be reasonably requested by any Lender. Such updates shall be deemed to be included in the definition of "Collateral Disclosure List."

          8.4    Personal Property.    Each Loan Party acknowledges and agrees that it is the intention of each Loan Party and the Lenders that the Lenders shall have a first priority, perfected Lien, in form and substance reasonably satisfactory to the Lenders and their counsel, on all of the Collateral, whether now owned or hereafter arising or acquired. Within ten (10) days of any Lender's request, each Loan Party shall deliver to Lenders all originals of all Collateral consisting of Securities (having a monetary value in excess of $10,000), Instruments (with a face value of each instrument in excess of $100,000 (or, $250,000 in the aggregate, for all such Instruments)), tangible Chattel Paper, and Documents and, if any Lender so requires, shall execute and deliver a separate pledge, assignment and security agreement in form and content reasonably acceptable to the Lenders, which pledge, assignment and security agreement shall assign, pledge and grant a Lien to the Lenders on all of such Collateral. In addition, each Loan Party agrees to take those actions reasonably requested by the Lenders and consistent with this Note to perfect the Lenders' security interest in and Lien on the Collateral (whether now owned or hereafter acquired).

          8.5    General Collateral Matters.

            (a)   Each Loan Party authorizes the Lenders to file financing statements and amendments thereto against each Loan Party indicating the Collateral (including an indication that the financing statement covers all or substantially all assets and/or personal property of such Loan Party or words of similar import) in such jurisdictions as the Lenders reasonably determines are necessary to perfect the Lenders' security interest in the Collateral.

            (b)   If requested by the Lenders, each Loan Party will cooperate with the Lenders in obtaining control with respect to Collateral consisting of Deposit Accounts, material

    Letter-of-Credit Rights and material Electronic Chattel Paper (as such capitalized terms are defined in the Uniform Commercial Code).

            (c)   Each Loan Party will not reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is as of the date hereof incorporated or organized without the prior written consent of the Lenders, and each Loan Party will not be incorporated or organized under the laws of any more than one jurisdiction at any one time.

            (d)   Each Loan Party acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statements relating to the Collateral or any other property, real or personal, that is subject to a Lien in favor of the Lender without the prior written consent of the Lenders, and each Loan Party agrees that it will not do so without such prior written consent, subject to the Loan Parties' rights under Section 9-509(d)(2) of the Uniform Commercial Code (to the extent such section has been enacted in the relevant jurisdiction).

          8.6    Costs.    The Borrower agrees to pay, to the fullest extent permitted by applicable laws within ten (10) days of demand, all reasonable costs, fees and expenses reasonably incurred by the Lenders in connection with the taking, perfection, preservation, protection and/or release of a Lien on the Collateral.

          8.7    Release.    Upon the indefeasible payment in full in cash of all obligations of Borrower under this Note, at the Borrower's sole cost and expense, the Lenders shall release and/or terminate any financing statement against the Collateral.

        9.    Amendment and Waiver.    Except as otherwise expressly provided herein, the provisions of the Note may be amended and the Loan Parties may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Borrower has obtained the prior written consent of the Lenders.

        10.    Letters of Credit.

          (a)    Reimbursement.    Borrower is hereby irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse the Lenders on demand in immediately available funds for any amounts paid by the Lenders with respect to any letters of credit issued on its behalf pursuant to the terms of the Note (each a "Letter of Credit"), including all reimbursement payments, fees, charges, costs and expenses paid by the Lenders. Borrower shall pay all amounts identified in the immediately preceding sentence with respect to any Letter of Credit to the Lenders immediately upon demand thereof.

          (b)    Request for Letters of Credit.    Borrower shall give the Lenders at least ten (10) Business Days' prior written notice specifying the date a Letter of Credit is requested to be issued, the amount and the name and address of the beneficiary and a description of the transactions proposed to be supported thereby, and the expiry date (or extended expiry date) of the Letter of Credit. The Lenders hereunder are under no obligation to Borrower or any other Loan Party to provide or arrange for the issuance of letters of credit on behalf of the Borrower. The Lenders, may, at their sole discretion, arrange for the issuance of the requested Letter of Credit with a financial institution acceptable to the Lenders in their sole discretion.

          (c)    Obligation Absolute.    The obligation of Borrower to reimburse the Lenders for payments made in respect of Letters of Credit shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, including the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit; (B) any amendment or waiver of or any consent or departure from all or any of the provisions of any Letter of Credit or any other document; (C) the existence of any claim, set-off, defense or other right that Borrower, any of its Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary of any Letter of Credit, Lender or any other Person; (D) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (E) payment under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit; or (F) any other act or omission to act or delay of any kind of any Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 10(c), constitute a legal or equitable discharge of Borrower's obligations hereunder.

        11.    Definitions.    For purposes of this Note, capitalized terms used herein, unless not otherwise defined herein, have the following meanings:

          "Affiliate" means, as to any Person, any Person which directly or indirectly Controls, is controlled by, or is under common control with such Person. For purposes of this definition, "Control" of a Person means the power, direct or indirect, (i) to vote or direct the voting of 5% or more of the outstanding shares of voting equity interests of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by ownership of voting equity interests, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. Notwithstanding the foregoing, for purposes of this Note and related documents, neither the Lenders nor any of their Affiliates shall be deemed to be Affiliates of the Borrower, Parent or their Subsidiaries.

          "Applicable Interest Rate" means 3.25% plus the rate quoted from time to time to the Lenders by Union Bank of California as its Libor rate, or such equivalent rate as may be set by the Lenders and the Borrower as the appropriate base rate if no Libor rate is then quoted by the Union Bank of California, to the Lenders for interest periods of up to three months starting with a three month period beginning on the issue date of the Note (provided further that such rate shall not exceed at any time the highest rate then permitted under applicable law). The Lenders shall communicate to the Borrower the applicable Libor rate promptly following receipt thereof from Union Bank of California.

          "Collateral Documents" means collectively any assignment, pledge agreement, security agreement, mortgage, deed of trust, deed to secure debt, financing statement and any similar instrument, document or agreement under or pursuant to which a Lien is now or hereafter granted to, or for the benefit of, the Lender on any real, personal or intangible property of any Person to secure all or any portion of the obligations owing by the Borrower under this Note and the Collateral Documents to the Lender, all as the same may from time to time be amended, restated, supplemented or otherwise modified.

          "Default" means an event, which, with the giving of notice or the passage of time, or both, could or would constitute an Event of Default hereunder.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as from time to time amended.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis both as to classification of items and amounts.

          "Guaranty" means the guaranty dated as of the date hereof by Parent and, following the Merger, Subsidiary of the obligations of Borrower under this Note.

          "Lien" means any mortgage, deed of trust, pledge, security interest, assignment for security, encumbrance for security, lien, or hypothecation, whether perfected or unperfected, avoidable or unavoidable, including, without limitation, any condition sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commerce Code (or the Uniform Commercial Code of any other applicable jurisdiction).

          "Loan Party" has the meaning given to such term in Section 3.1(c) of this Note.

          "Material Adverse Effect" means any change or changes or effect or effects that individually or in the aggregate are materially adverse to (i) the assets, business, operations, income or financial condition of the Loan Parties taken as a whole (or, with respect to any period prior to the date hereof, of the Borrower), (ii) the legality, validity or enforceability of this Note and related documents or (iii) the ability of the Loan Parties to fulfill their obligations under this Note and related documents.

          "Maturity Date" means the earliest to occur of (i) April 30, 2006 and (ii) demand of payment by Lenders.

          "Parent" means GT Solar Holdings, LLC, a Delaware limited liability company.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Pro Rata Share" means with respect to all matters hereunder relating to (a) OCM/GFI Power Opportunities Fund II, L.P. 88.8% and (b) OCM/GFI Power Opportunities Fund II (Cayman), L.P. 11.1%, as any such percentages may be adjusted by assignments.

          "Responsible Officer" means, with respect to any corporation, any of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the President, one of the Vice Presidents, the General Counsel or the Treasurer of such corporation, and, with respect to any limited liability company or other type of business entity, any manager or other individual performing comparable management functions with respect to such entity.

          "Subsidiary" means GT Equipment Holdings, Inc., a Delaware corporation.

          "Uniform Commercial Code" means the Uniform Commercial Code as from time to time in effect in the State of New York.

        12.    Costs and Expenses.    The Borrower agrees to promptly pay (i) all recording and filing fees and expenses, stamp and other taxes which may be payable in respect of the execution, delivery or performance of this Note and the Collateral Documents, and (ii) all costs and expenses (including reasonable attorneys' fees) incurred by the Lenders in investigating, interpreting and enforcing any rights under, or in collecting any payments due under, this Note, the Collateral Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Note in the nature of a workout, or any insolvency or bankruptcy proceedings. The costs and expenses for which the Borrower is responsible under this Section 12 shall be payable upon demand and deemed part of the obligations which are secured by the Collateral hereunder. The obligations of the Borrower under this Section 12 shall survive the payment in full of this Note.

        13.    Transfer.    The Lenders shall have the right at any time to sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a "Transfer") all or any part of this Note. No Loan Party may Transfer any of its rights or obligations hereunder without the consent of the Lenders.

        14.    Payments.    All payments to be made to the Lenders shall be made in the lawful money of the United States of America in immediately available funds without setoff (other than as set forth in Section 1.4), counterclaim or deduction. Any payment received by the Lenders after 1:00 p.m. (California time) on any day, will be deemed to have been received on the next following business day.

        15.    Business Days.    If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a business day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

        16.    No Setoffs, etc..    All payments hereunder shall be made by the Borrower without setoff, offset, deduction or counterclaim, free and clear of all taxes, levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any governmental authority. If the Borrower shall be required by any law to deduct, setoff or withhold any amount from or in respect of any payment to the Lenders hereunder, then the amount so payable to the Lenders shall be increased as may be necessary so that, after making all required deductions, setoffs and withholdings, the Lenders shall receive an amount equal to the sum it would have received had no such deductions, setoffs or withholding been made.

        17.    Payment Set Aside.    To the extent that the Borrower makes a payment or payments to the Lenders hereunder or any Lender enforces its rights or exercises its right of setoff hereunder, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Borrower, a trustee, receiver or any other Person under any law (including any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

        18.    Usury Laws.    It is the intention of the Borrower and the Lenders to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the Lenders resulting from an Event of Default, demand, voluntary prepayment by the Borrower or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the holder hereof either be rebated to the Borrower or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Borrower. The aggregate of all interest (whether designated as interest, service charges, points, or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Borrower or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Borrower.

        19.    Notices, Successors.    Any notice required to be given to the Borrower or the Lenders shall be deemed effective only if in writing and delivered by personal service or delivered to an overnight courier service, with guaranteed next day delivery or mailed by registered or certified mail, return receipt requested, postage prepaid, to the Borrower's address as it appears on Exhibit A to this Note or such other address as may be provided by Borrower to Lenders by notice hereunder, to the Lenders, at such address as notified in writing to the Borrower by like notice with a copy to Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, Attn: Francesco Penati, Esq. All of the terms of this Note shall inure to the benefit of the Lenders and their respective successors and assigns and shall be binding upon the Borrower and its respective permitted successors and assigns.

        20.    Indemnity.    In addition to the payment of expenses pursuant to Section 12, the Borrower agrees to indemnify, pay and hold the Lenders, and the officers, directors, employees, agents, and affiliates of the Lenders (collectively called the "Indemnitees") harmless from and against any and all other liabilities, costs, expenses, obligations, losses, damages, penalties, actions, judgments, suits, claims and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Note, or the other documents related to the transactions contemplated hereby or the use or intended use of the proceeds of any of the proceeds thereof by the Borrower (the "Indemnified Liabilities"). To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any indirect or consequential damages in connection with its activities relating to this Note, or other documents relating to the transactions contemplated hereby.

        21.    Environmental Liabilities.    Without limiting the generality of the indemnity set out in Section 20 above, the Borrower shall defend, protect, indemnify and hold harmless the Lenders and all other Indemnitees from and against any and all actions, causes of action, suits, losses, liabilities, damages, injuries, penalties, fees, costs, expenses and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, any Lender or any other Indemnitee for, with respect to, or as a direct or indirect result of, the past, present or future environmental condition of any property owned, operated or used by the Borrower, their predecessors or successors or of any offsite treatment, storage or disposal location associated therewith, including, without limitation, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, release, or threatened release into, onto or from, any such property or location of any toxic, chemical or hazardous substance, material or waste (including, without limitation, any losses, liabilities, damages, injuries, penalties, fees, costs, expenses or claims asserted or arising under CERCLA, any so-called "Superfund" or "Superlien" law, or any other federal, state, local or foreign statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards on conduct concerning, any toxic, chemical or hazardous substance, material or waste, regardless of whether caused by, or within the control of, the Borrower.

        22.    Survival.    The obligations of the Borrower under Section 20 and 21 shall survive the payment in full of this Note.

        23.    No Fiduciary Relationship.    No provision in this Note and no course of dealing between the parties shall be deemed to create any fiduciary duty by the Lender to the Borrower.

        24.    Governing Law.    This Note and all questions governing the construction, validity and interpretation of this Note will be governed by the internal law of the State of NewYork, without regard to conflicts of law principles.

        25.    Waiver of Jury Trial.    EACH OF THE BORROWER AND LENDER WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS NOTE, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

        26.    Sharing Agreement.    Each Lender shall share with the other Lender any payment it has received with respect to this Note to the extent necessary to ensure that each Lender has received its Pro Rata Share of the aggregate amount paid by Borrower to Lenders under this Note as of such date, other than with respect to the reimbursement of the costs and expenses suffered by the respective Lenders.

        27.    Entire Agreement.    This Note and the other documents referred to herein embody the entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

          IN WITNESS WHEREOF, each Loan Party has executed and delivered this Senior Secured Promissory Note as of the date first written above.

GLOW MERGER CORPORATION
By:	/s/ RICHARD LANDERS
Name:	Richard Landers
Title:	President
GT SOLAR HOLDINGS, LLC
By:	OCM/GFI POWER OPPORTUNITIES FUND II, L.P.
By:	GFI Power Opportunities Fund II, GP, LLC
Its:	General Partner
By:	GFI Energy Ventures LLC
Its:	Managing Member
By:	/s/ RICHARD LANDERS
Name:	Richard Landers
Title:	Principal
GT EQUIPMENT HOLDINGS, INC.
By:	/s/ IAN SCHAPIRO
Name:	Ian Schapiro
Title:	President

[Signature Page for Senior Secured Promissory Note]

Exhibit A
Location of Records

243 Daniel Webster Highway
Merrimack, NH 03054

Schedule 6.7
Guaranties

        None

Schedule 6.8
Indebtedness

        $500,000 aggregate initial principal amount of indebtedness owed by Borrower to a local municipality as agreed to by Lenders prior to the date of the Note.

QuickLinks

  Exhibit 4.2